As filed with the Securities and Exchange Commission on January 21, 2004
File No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

          MAGNUM HUNTER RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

600 East Las Colinas Blvd., Suite 1100, Irving, Texas	75039
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer ID No.)

Nevada	87-0462881
(Address of Principal Executive Offices)	(Zip Code)

Magnum Hunter Resources, Inc. 2001 Stock Option Plan, as amended
(Full Title of the Plan)

Morgan F. Johnston, Secretary, 600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039
(Name and Address of Agent For Service)

(972) 401-0752
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.002 par value per share	3,000,000	$9.09	$27,270,000	$2,206.14

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 (the "Securities Act") and based on the closing price of the common stock reported on the New York Stock Exchange on January 16, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

            Magnum Hunter Resources, Inc. (the “Registrant”) incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”). The Securities and Exchange Commission allows us to “incorporate by reference” other documents filed with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this Registrant Statement.

The following documents are incorporated by reference into the Registration Statement:

(1)	Annual Report on Form 10-K for the year ended December 31, 2002;

(2)	Quarterly Reports on Form 10-Q for the period ended March 31, 2003; June 30, 2003; and September 30, 2003;

(3)	Current Reports on Form 8-K filed December 10, 2003; December 12, 2003; December 18, 2003; and January 9, 2004;

(4)	Definitive Proxy Statement relating to our 2002 annual meeting of stockholders;

(5)	The description of the Company’s common stock which is contained in the Company’s Registration Statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description; and

(6)	Any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this Registration Statement and the expiration of this offering.

        As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Registration Statement, you should rely on the statements made in the most recent document.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold shall be deemed to be incorporated as by reference herein and to be part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Registration Statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Company will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be addressed to Magnum Hunter Resources, Inc., 600 E. Las Colinas Blvd., Suite 1100, Irving, Texas 75039, Attention: Corporate Secretary, (972) 401-0752.

Item 4. Description of Securities.

         Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        The validity of the issuance of the securities registered pursuant to this registration statement is being passed upon for the Company by Morgan F. Johnston, Senior Vice President, General Counsel and Secretary.

Item 6. Indemnification of Directors and Officers..

        The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances. The Company’s by-laws indemnify its Officers and Directors to the full extent permitted by Nevada law. The by-laws with certain exceptions eliminate any personal liability of a Director to the Company or its shareholders for monetary damages for the breach of a Director’s fiduciary duty and therefore a Director cannot be held liable for damages to the Company or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a Director. The Company’s Articles provide for indemnification to the full extent permitted under law which includes all liability, damages, and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the Company to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest’s of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

         Not Applicable.

Item 8. Exhibits.

4.1	Form of Magnum Hunter Resources, Inc. 2001 Stock Option Plan, as amended
5.1	Opinion of Morgan F. Johnston, Esq. regarding legality (including consent)
23.1	Consent of Morgan F. Johnston (included as part of Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page of this Registration Statement)

Item 9. Undertakings.

         The Registrant hereby undertakes:

    (1)        To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Rest of page intentionally left blank]

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Irving, State of Texas, on the 20th day of January, 2004.

MAGNUM HUNTER RESOURCES, INC. By: /s/ Gary C. Evans
Gary C. Evans, President

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Magnum Hunter Resources, Inc. (the “Company”), a Nevada corporation, hereby constitutes and appoints Gary C. Evans and Morgan F. Johnston, and each of them, his or her true and lawful attorneys-in-fact to sign on his or her behalf, as a director or officer, as the case may be, of the Company, a Registration Statement(s) of Form S-8 (the “Registration Statement”) with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, any or all amendments and any or all post-effective amendments to the Registration Statement whether on Form S-8 or otherwise, and all other documents in connection therewith, to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements on the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary C. Evans Gary C. Evans	Chief Executive Officer, President and Director	January 20, 2004

/s/ Chris Tong Chris Tong	Senior Vice President and Chief Financial Officer	January 20, 2004

/s/ David S. Krueger David S. Krueger	Vice President and Chief Accounting Officer	January 20, 2004

/s/ Gerald W. Bolfing Gerald W. Bolfing	Director	January 20, 2004

/s/ Jerry Box Jerry Box	Director	January 20, 2004

/s/ James R. Latimer James R. Latimer	Director	January 20, 2004

/s/ Matthew C. Lutz Matthew C. Lutz	Director	January 20, 2004

/s/ Jody Powers Jody Powers	Director	January 20, 2004

/s/ John H. Trescot John H. Trescot	Director	January 20, 2004

/s/ James E. Upfield James E. Upfield	Director	January 20, 2004